Exhibit (c)(5)

CONFIDENTIAL PROJECT COMMODORE FINANCING ANALYSIS June 2, 2018 6/2/2018 | 1:22 PM

P RO - F O RM A BAL ANCE S HEE T (Amounts in Thousands) May 5, 2018 October 31, 2018 8-K Adj. Pro-Forma Budget Change Assets Cash & Cash Equivalents Investments Accounts Receivable Inventory Prepaid Expenses and Other Current Assets Total Current Assets Property, Plant & Equipment Other Intangible Assets Other Long-Term Assets TOTAL ASSETS $50.5 4.9 201.8 151.0 9.8 ($38.6) (4.9) $11.9 --201.8 151.0 9.8 $5.6 0.2 135.1 150.8 9.0 ($6.3) 0.2 (66.8) (0.2) (0.8) $55.4 186.0 2.1 $55.4 186.0 2.1 $53.5 185.6 4.0 ($2.0) (0.4) 1.9 Liabilities and Shareholders' Equity Accounts Payable Other Current Liabilities Total Current Liabilities Senior Credit Facility Senior Subordinate Notes Real Estate Mortgages Other Long-Term Liabilities Total Long Term Liabilities Shareholders' Equity TOTAL LIABILITIES AND EQUITY 52.7 51.7 52.7 51.7 39.6 31.2 ($13.1) (20.4) $62.4 49.9 32.5 25.1 $6.4 (49.9) $68.8 --32.5 25.1 $21.4 --32.1 18.0 ($47.4) --(0.4) (7.1) $387.3 $387.3 $401.4 $14.0 Net Debt $89.4 $89.4 $47.7 ($41.7) 1 Source: 8-K dated May 31, 2018 and Monthly 3 Statement Projections received on May 7, 2018. ($19.4) $543.7 $661.5 $618.0 $54.9 $71.5 $169.9 $126.4 ($33.5) $70.9 $104.3 $104.3 ($74.3) $543.7 $661.5 $618.0 ($73.9) $300.6 $418.0 $374.5 Perry Ellis Balance Sheet Comparison

PF Q1 TO CLOSE CASH FLOW ANALYSIS

(Amounts in Thousands)

Budget Free Cash Flow

	PF Q1	May	June	July	August	September	October
				2018			
Cash & Cash Equivalents	$11.9	$4.3	$5.5	$4.4	$5.5	$6.7	$5.6
Investments	--	3.1	2.6	2.2	1.8	0.5	0.2
Liquid Assets	**11.9**	**7.4**	**8.1**	**6.6**	**7.3**	**7.2**	**5.8**
Senior Credit Facility	$68.8	$74.9	$36.6	$8.4	$20.0	$29.1	$21.4
Senior Subordinate Notes	--	--	--	--	--	--	--
Real Estate Mortgages	32.5	32.4	32.4	32.3	32.2	32.2	32.1
Debt	**101.3**	**107.3**	**69.0**	**40.7**	**52.2**	**61.2**	**53.5**
Net Debt	$89.4	$99.9	$60.9	$34.1	$44.9	$54.1	$47.7
Accounts Receivable	$201.8	$190.4	$145.1	$138.1	$133.3	$131.2	$135.1
Inventory	151.0	161.9	160.1	153.8	164.2	161.8	150.8
Prepaid Expenses & Other Current	9.8	9.0	9.0	9.0	9.0	9.0	9.0
Current Assets	**$362.6**	**$361.2**	**$314.3**	**$300.9**	**$306.5**	**$302.0**	**$294.8**
Accounts Payable	$52.7	$64.3	$56.5	$67.2	$61.4	$44.6	$39.6
Other Current Liabilities	51.7	28.0	28.4	28.8	29.2	30.8	31.2
Total Current Liabilities	**$104.3**	**$92.2**	**$84.8**	**$96.0**	**$90.6**	**$75.4**	**$70.9**
Net Working Capital	**$258.3**	**$269.0**	**$229.4**	**$204.9**	**$215.9**	**$226.6**	**$224.0**
Change in Net Working Capital		($10.7)	$39.6	$24.5	($11.0)	($10.8)	$2.7
Capital Expenditures		(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)
Depreciation and Amortization		1.1	1.4	1.1	1.1	1.4	1.2
Stock Option Expense		0.6	0.7	0.5	0.5	0.6	0.5
Net Income		3.0	(1.8)	1.5	(0.7)	0.5	2.9
Free Cash Flow		**($6.9)**	**$39.0**	**$26.8**	**($10.8)**	**($9.2)**	**$6.4**

Change in Net Debt	
Total Debt	47.8
Liquid Assets	($6.1)
Total	**$41.7**

Cumulative Free Cash Flow	
Change in NWC	$34.3
Capex	(5.0)
D&A	7.3
Stock Option Expens	3.4
Net Income	5.4
Free Cash Flow	**$45.38**

Source: 8-K dated May 31, 2018 and Monthly 3 Statement Projections received on May 7, 2018.

2

PJ SOLOMON

SOURCES & USES – VALUE CONFIRMATION (SCOPE CURRENT PROPOSAL)

Sources	Closing 10/31/2018	Status	Comments (PJ SOLOMON Review)
Existing Cash & Investments	$5.8	**Confirmed**	10/18 Closing Balance Sheet from 'Monthly Income Statement, Balance Sheet and Cash Flow' received on May 7, 2018
ABL Revolver	144.7	**Confirmed**	See pages 4 - 5
Bridge on Other Assets	47.0	**Confirmed**	Redline - Short Putt - Fortress Term Sheet' received on May 30, 2018
Fortress 1st Lien Term Loan	140.0	**Confirmed**	Redline - Short Putt - Fortress Term Sheet' received on May 30, 2018
Fortress 2nd Lien Term Loan	95.0	**Confirmed**	Redline - Short Putt - Fortress Term Sheet' received on May 30, 2018
Total Debt	$426.7		
Rollover Equity	$81.2	**Confirmed**	Breakdown of Equity Rollover and Equity Consideration' received on May 31, 2018
Total Sources	**$513.7**		

Uses		Status	Comments
Equity Consideration	$429.4	**Confirmed**	Breakdown of Equity Rollover and Equity Consideration' received on May 31, 2018
Repay Senior Notes	--	**Confirmed**	May 29, 2018 Press Release
Rollover of Current ABL Borrowings	21.4	**Confirmed**	10/18 Closing Balance Sheet from 'Monthly Income Statement, Balance Sheet and Cash Flow' received on May 7, 2018
Repay Real Estate Mortgages	32.1	**Confirmed**	10/18 Closing Balance Sheet from 'Monthly Income Statement, Balance Sheet and Cash Flow' received on May 7, 2018
Aggregate Consideration	$482.9		
Total Transaction Fees & Expenses	$25.0	**In Process**	Per discussion, includes $14M PERY expenses, $6M financing expenses and $5M legal and advisory expenses
Minimum Cash Requirement	$5.8	**Confirmed**	Acquirer uses projected cash and investment balance as of 10/18 closing balance sheet as minimum cash requirement
Total Uses	**$513.7**		

Seller Estimated Expenses	
Seller Expenses	$14.0
GF Advisory	4.4
Wells Fargo ABL Fees [(a)]	1.4
Fortress Financing Fees [(b)]	5.2
	$25.0

		Total Value ($M)
Total RSA	652,049	
Less: Time Vested RSA	(208,721)	
Total Performance Based RSA	443,328	
Less: Performance RSAs (<1 Yr)	(28,995)	
Performance RSAs (1+ Yr)	414,333	
Less: 35% Paid RSA	(145,017)	
Total Forfeited RSA	**269,316**	**$7.4**
Less: Oscar Portion Forfeited	(75,043)	
Employee Forefeited RSA	**194,273**	**$5.3**

(a) Assumes 50 bps on $275M ABL.
(b) Assumes 1.5% on $282M bridge and term loan plus $1M in legal fees as per Fortress.

3

GF EQUITY CONSIDERATION (SCOPE CURRENT PROPOSAL)

PJ SOLOMON

Offer Price	$27.50

Outstanding Shares	Outstanding	Pro-rated Outstanding	Scope (Source)	PJ SOLOMON Notes (Source)
Non-Restricted Shares	15,212,171	15,212,171	Per Jorge Narino (as of 5/5/18)	*Revised (6/1) common stock: 15,216,636*
Time Vested RSA	208,721	208,721	VDR 7.9.5 PERY Equity Awards	Confirmed
Performance RSAs (<1 Yr)	28,995	28,995		Per 6/1 conversation with Scope and Fortress / Director RSAs
Performance RSAs (1+ Yr)	414,333	145,017		Per 6/1 conversation with Scope and Fortress
Total Performance Based RSA (a)	443,328	174,012	VDR 7.9.5 PERY Equity Awards	
Memo: Total Restricted Stock	*652,049*	*382,733*		*Revised (6/1) restricted shares: 651,002*
Total Basic Shares Outstanding	**15,864,220**	**15,594,904**		
	Outstanding	**Dilution**		
Non-Qualified Options (b)	5,001	3,730	VDR 7.9.5 PERY Equity Awards	Confirmed. Reflects equivalent shares utilizing treasury stock method.
SARs (c)	37,336	9,891	VDR 7.9.5 PERY Equity Awards	Confirmed. Reflects equivalent shares utilizing treasury stock method.
RSUs (a)	7,301	7,301	VDR 7.9.5 PERY Equity Awards	Confirmed. Reflects equivalent shares utilizing treasury stock method.
Total Diluted Shares Outstanding	**15,913,858**	**15,615,826**		Confirmed

Equity Consideration	$429,435,215

Memo: Equity consideration would total $437,631,095 assuming 100% payment of RSAs

Family Ownership	Amount	Scope (Source)	PJ SOLOMON Notes (Source)
George Feldenkreis (d)	1,597,873	GF Schedule 13D/A; VDR 7.9.5	Confirmed. See below.
Oscar Feldenkreis (a)	1,148,286	OF Schedule 13D/A; VDR 7.9.5	Confirmed. See below.
Fanny Hanono	387,644	GF Schedule 13D/A	Confirmed. See below.
Total Family Ownership	**3,133,803**		
Value of Family Stake (d)	$86,179,578		
Less: $5 million Cash Out	(5,000,000)		
	$81,179,578		

Additional Share Capital	
Cash Out	$5.0
Foundation	3.4
	$8.4

Family Ownership Detail

	Common Shares	Vested RSAs	Total Unvested RSA's	Total Forfeited	35% Equiv. (a)	Total Equivalent
George	1,590,572	7,301	--	--	--	1,597,873
Oscar	1,071,498	36,380	115,451	75,043	40,408	1,148,286
Fanny	387,644	--	--	--	--	387,644
Total	**3,049,714**	**43,681**	**115,451**	**75,043**	**40,408**	**3,133,803**

Oscar Detail

Sole Dispositive Power	1,073,329
Less: Total RSA's	(151,831)
Plus: Shared Ownership	150,000
Total Common Ownership	1,071,498

(a) Assumes outstanding performance-based restricted shares prorated to 35%, subject to ongoing benefits advisor review.
(b) Based on range of strike prices of $4.89 to $15.38 as per VDR 7.9.5 PERY Equity Awards.
(c) Based on range of strike prices of $17.71 to $24.26 as per VDR 7.9.5 PERY Equity Awards.
(d) Assumes Foundation shares (122,316, or $3.36M) are cashed out.

4

GF BORROWING BASE ASSUMPTION FOR WELLS FARGO ABL

PJ SOLOMON

	GF Assumption	PJ Solomon Review	Notes on Assumptions
Accounts Receivable			
		6-Month Avg.	
Allowance [(a)]	14.0%	12.2%	Historical Trends and Wells Fargo Guidance
		6-Month Avg.	
Gross Trade AR [(b)]	96.0%	95.6%	Historical Trends and Wells Fargo Guidance
		6-Month Avg.	
Ineligible [(c)]	5.6%	7.7%	Historical Trends and Wells Fargo Guidance
Advance Rate	90.0%		Wells Fargo Term Sheet: Page B-5, Section Borrowing Base, Bullet 'a'
Inventory			
Excluded Inventory	7.5%		Adjusted by Wells Fargo for inventory in territories that are not included in facility
		6-Month Avg.	
Ineligible [(c)]	6.1%	6.3%	Historical Trends and Wells Fargo Guidance
		Inv. Appraisal	
NOLV	74.3%	74.9%	Hilco Inventory Appraisal completed on April 2017. Project NOLV Comparison for Consolidated Fall 2017 on page 5.
Advance Rate	95.0%		Wells Fargo Term Sheet: Page B-6, Section Borrowing Base, Bullet 'b'
Availability			
		6-Month Avg.	
Total Reserves [(d)]	$14.1	$17.7	Historical Trends and Wells Fargo Guidance. PJS calculation represents the 6-month average of $15.4m or 8.1% of the larger collateral availability.

(a) Average calculated as allowance as a percent of gross trade and other receivables. Royalty receivables are not included. Source: 10K and 10Q.
(b) Removes royalty receivables. Average calculated as gross trade receivables as a percent of total gross receivables. Source 10K and 10Q.
(c) Source: Monthly borrowing base documents.
(d) Average calculated as 'total reserves calculated after the credit line' as a percent of 'total collateral availability' multiplied by 'Total Available AR & Inventory'. Source: Monthly borrowing base documents.

5

GF BORROWING BASE – REGULAR WAY

PJ SOLOMON

($ in Million)

	GF Proposal		PJ Solomon Sensitivity	
	9/30/2018	10/31/2018	9/30/2018	10/31/2018
Accounts Receivable				
Balance Sheet AR, net	$131.2	$135.1	$131.2	$135.1
Plus: Allowances	18.4	18.9	15.9	16.4
Allowance %	*14.0%*	*14.0%*	12.2%	*12.2%*
Gross AR	**$149.6**	**$154.0**	**$147.1**	**$151.5**
Gross Trade AR	$143.6	$147.9	$140.7	$144.9
Gross Trade AR %	*96.0%*	*96.0%*	95.6%	95.6%
Ineligible	$8.0	$8.3	$10.8	$11.1
Ineligible %	*5.6%*	*5.6%*	7.7%	7.7%
Eligible Base Gross Trade AR	**$135.5**	**$139.6**	**$129.9**	**$133.7**
Advance Rate	*90.0%*	*90.0%*	*90.0%*	*90.0%*
Total Available Accounts Receivable	**$122.0**	**$125.6**	**$116.9**	**$120.4**
Inventory				
Balance Sheet Inventory	$161.8	$150.8	$161.8	$150.8
Excluded Inventory	*7.5%*	*7.5%*	*7.5%*	*7.5%*
Base Inventory	**$149.7**	**$139.5**	**$149.7**	**$139.5**
Ineligible	$9.1	$8.5	$9.4	$8.8
Ineligible %	*6.1%*	*6.1%*	6.3%	6.3%
Eligible Base Inventory	**$140.5**	**$131.0**	**$140.3**	**$130.7**
NOLV	*74.3%*	*74.3%*	74.3%	74.3%
Advance Rate	*95.0%*	*95.0%*	*95.0%*	*95.0%*
Total Available Inventory	**$99.2**	**$92.5**	**$99.0**	**$92.3**
Availability				
Total Available AR & Inventory	$221.2	$218.1	$215.9	$212.6
Less: Total Reserves	(13.9)	(14.1)	(17.7)	(17.7)
Total Available Borrowing Base	**$207.3**	**$204.0**	**$198.2**	**$195.0**
Maximum Facility	*$275.0*	*$275.0*	$275.0	$275.0
Less: Draw at Close	($144.7)	($144.7)	($144.7)	($144.7)
Less: Letters of Credit	(10.0)	(10.0)	(10.0)	(10.0)
Plus: Cash	5.8	5.8	5.8	5.8
Excess Availability	**$58.4**	**$55.1**	**$49.3**	**$46.1**
Excess Availability - % of Borrowing Base	*28.2%*	*27.0%*	*24.9%*	*23.6%*
Less: Borrowing Block	**($45.2)**	**($44.5)**	**($43.2)**	**($42.5)**
Minimum Excess Availability at Closing [a]	*21.8%*	*21.8%*	*21.8%*	*21.8%*
Excess Availability Above Borrowing Block	**$13.2**	**$10.6**	**$6.1**	**$3.6**

Source: Management forecast received May 7,2018 public filings.
Note: GF Proposal provided by Scope on June 6, 2018.
(a) Assumes 9/30 and 10/31 borrowing base.

6

DISCLAIMER This presentation has been prepared by PJ SOLOMON (“SOLOMON”) from materials and information supplied (whether orally or in writing) by Perry Ellis International, Inc. (“Commodore” or the “Company”) and other sources. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed in conjunction with, the oral briefing as well as the qualifications, limitations and assumptions in the letter provid ed by SOLOMON. This presentation includes certain statements, estimates and projections provided by the Company with respect to the historic al and anticipated future performance of the Company. Such statements, estimates and projections contain or are based on significant assumptions and subjective judgment s made by the Company’s management. These assumptions and judgments may or may not be correct, and there can be no assurance that any projected results are attainable or will be realized. SOLOMON has not attempted to verify any such statements, estimates and projections, and as such SOLOMON makes no representation or warranty as to, and assumes no responsibility for, their accuracy or completeness and for the effect which any such inaccuracy or incompleteness may have on the results or judgments contained in this presentation. Except where otherwise indicated, this analysis speaks as of the date hereof. Under no circumstances should the delivery of this document imply that the analysis would be the same if made as of any other date. This presentation and the information contained herein do not constitute an offer to sell or the solicitation of an offer to buy a ny security, commodity or instrument or related derivative, nor do they constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or pu rchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies, and do no t constitute legal, regulatory, accounting or tax advice to the recipient. We recommend that the recipient seek independent third party legal, regulatory, accounting and tax advice regarding the contents of this presentation. This presentation is not a research report and was not prepared by the research department of SOLOMON or any of its affiliates. 62/2021 3529,'(' 7+,6 '2&80(17)25 7+( ,1)250$7,21 $1' $66,67$1&(2) 7+( 63(&,$/ &200,77((2) 7+( %2$5' 2) ',5(&7256 2) 7+( &203$1<. T+,6 '2&80(17 '2(6 127 &2167,787( $ 5(&200(1'$7,21 72 $1< 6+$5(+2/'(5 2) 7+( &203$1< $6 72 +2: $1< 68&+ 6+$5(+2/'(5 6+28/' 927( 21 $1< 75$16$&7,21 2) $&7 21 $1< 0$77(5 5(/$7,1* 72 $1< 75$16$&7,21. 7